Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS THIRD QUARTER 2015 RESULTS

*	Cablevision entered into an agreement[1] to sell the Company to Altice for $34.90 per share

*	Strongest third quarter performance in customer relationships, video and high-speed data, since 2012

*	YTD Consolidated Free Cash Flow from Continuing Operations[2] of $321.7 million

*	Average Monthly Cable Revenue per Customer ("RPC") of $155.04

*	Customer service initiatives continue to improve efficiencies with a 25 percent reduction in trouble call truck rolls compared with the prior year period

*	Continued deployment of smart routers and outside access points in the New York tri-state area to optimize WiFi experience; ended quarter with more than 1.4 million Optimum WiFi access points

*	Reached new comprehensive agreements with CBS and Tribune, providing additional choice and flexibility to consumers

Bethpage, NY, November 3, 2015 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2015.

Third quarter consolidated net revenues decreased 0.8% to $1.613 billion, consolidated adjusted operating cash flow (“AOCF”)2 decreased 11.5% to $417.3 million and consolidated operating income decreased 27.5% to $183.1 million, all compared with the prior year period. Third quarter 2015 results included unfavorable items totaling $33.8 million, as discussed later in this release. Excluding these items, consolidated net revenues, AOCF and operating income would have decreased 0.6%, 4.4% and 14.1%, respectively, compared to the prior year period.

Cablevision CEO James L. Dolan said, “The third quarter was highlighted by the announcement of Cablevision’s sale to Altice for $34.90 per share - an acquisition that will deliver significant value for our shareholders. In the meantime, together with Altice we are moving full speed ahead to obtain the necessary regulatory approvals, while we remain focused on delivering superior products and outstanding service to our customers.”

1.
On September 16, 2015, Cablevision and Altice N.V. entered into a definitive agreement pursuant to which Altice has agreed to acquire Cablevision. Please refer to the 'Other Matters' section on page 3 of this release for additional information on this transaction.

2.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Cable
Cable includes our Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network.

Cable had its strongest third quarter performance in customer relationships, video and high-speed data since 2012. The Company continued to optimize the density and quality of its WiFi network through the deployment of smart routers and outside access points in high usage areas, ending the third quarter with more than 1.4 million Optimum WiFi access points. Our continued investment in the reliability and performance of our networks has enabled a more innovative product set with flexible service offerings, and enhanced our ability to monitor network performance. In addition, our service initiatives have resulted in an improved customer experience and have led to a decrease in the number of trouble call truck rolls by 25 percent on a year-over-year basis.

Cable net revenues for the third quarter 2015 decreased 0.8% to $1.447 billion, primarily due to fewer video and voice customers compared to the prior year period and lower advertising revenue, partially offset by an increase in high-speed data customers, rate initiatives and continued disciplined pricing strategies. AOCF decreased 10.0% to $423.8 million and operating income decreased 20.4% to $226.9 million, both compared with the prior year period. Third quarter AOCF reflects the revenue decline as well as higher programming, legal, product development and marketing costs, partially offset by lower employee and customer service-related costs, as compared to the prior year period.

In addition, third quarter 2015 results included a $12.8 million reserve for the probable settlement of a class action legal matter (of which $3.3 million is reflected as a reduction in revenue), and an inventory valuation adjustment of $11.3 million. If these items were excluded, net revenues, AOCF and operating income would have decreased 0.5%, 4.8% and 11.9%, respectively, compared to the prior year period.

The following table illustrates the change in the Cable customer base during the third quarter of 2015:

Customer Data
(rounded to nearest thousand)

	Total June 30, 2015	Net Gain/(Loss)	Total September 30, 2015

Total Customers(a)	3,117	(10)	3,107

Video	2,637	(33)	2,604
High-Speed Data	2,781	3	2,784
Voice	2,208	(20)	2,188

Serviceable Passings	5,067	8	5,075

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Lightpath
Lightpath is a premier provider of integrated business communications solutions to large and mid-sized commercial organizations across the New York metropolitan area.

For the third quarter 2015, Lightpath net revenues increased 3.8% to $91.2 million, AOCF increased 7.4% to $41.9 million and operating income increased 5.7% to $17.9 million, each as compared with the prior year period. Third quarter results primarily reflect an increase in revenue from Ethernet services.

Other
Other principally consists of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Third quarter net revenues decreased 5.6% to $83.6 million, primarily due to lower advertising revenue at Newsday. The AOCF deficit increased 27.4% to $48.3 million and operating loss increased 24.7% to $61.7 million, all compared with the prior year period. Third quarter AOCF reflects lower revenue and higher corporate costs, partially offset by a decrease in expenses at Newsday due to lower operating costs.

In addition, third quarter 2015 results included merger-related costs of $9.7 million. If these costs were excluded, the AOCF deficit and operating loss would have increased 1.8% and 5.1%, respectively, compared to the prior year period.

Other Matters
On September 16, 2015, Cablevision and Altice N.V. entered into a definitive agreement pursuant to which Altice has agreed to acquire Cablevision for $34.90 in cash for each share of Cablevision Class A and Class B common stock.

Due to the pending acquisition by Altice, Cablevision will not hold a third quarter earnings conference call and will discontinue conference calls to discuss its quarterly and annual results during the pendency of the acquisition.

Due to the pending acquisition by Altice and the terms of the merger agreement, Cablevision has suspended its stock repurchase program and does not anticipate declaring or paying any dividends during the pendency of the acquisition.

Assuming timely satisfaction of the necessary closing conditions, the closing of the acquisition by Altice is expected to occur in the first half of 2016.

For additional information, please refer to our SEC filings at www.cablevision.com.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to expense associated with awards that are not expected to be made in cash, in the case of restricted shares, restricted stock units and stock options, and the distortive effects of fluctuating stock prices in the case of liability classified awards.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows. Net cash from operating activities excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses. It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

ABOUT CABLEVISION
Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications Company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network. Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies. Through its local media and programming properties – News 12 Networks and Newsday Media Group – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, including the risks and uncertainties associated with the expected timing and likelihood of the consummation of the pending acquisition by Altice, including regarding the timing, receipt and terms and conditions of any required governmental approvals or that the pending acquisition with Altice will not be consummated at all, and the risks that the proposed acquisition by Altice and its announcement could have an adverse effect on the ability of Cablevision to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Cindi Buckwalter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2264

Due to the pending acquisition by Altice, Cablevision will not hold a third quarter earnings conference call and will discontinue conference calls to discuss its quarterly and annual results during the pendency of the acquisition.

Detailed financial and operating information related to the Company's third quarter results are available in Cablevision's Form 10-Q for the quarter ended September 30, 2015, filed today with the Securities and Exchange Commission.

For additional information, please visit Cablevision’s Investor Relations website at www.cablevision.com.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues, net	$1,612,601	$1,626,187	$4,880,765	$4,829,910

Operating expenses
Technical and operating	800,879	787,628	2,402,363	2,348,928
Selling, general and administrative	411,799	377,181	1,177,971	1,120,588
Restructuring expense (credits)	(481)	(137)	(1,017)	530
Depreciation and amortization (including impairments)	217,288	209,069	650,117	644,442
Operating income	183,116	252,446	651,331	715,422
Other income (expense):
Interest expense, net	(146,699)	(146,442)	(437,587)	(430,459)
Gain (loss) on investments, net	(66,388)	2,151	(20,641)	38,988
Gain on equity derivative contracts, net	66,143	13,679	89,616	19,715
Loss on extinguishment of debt and write-off of deferred financing costs	—	(1,931)	(1,735)	(10,229)
Miscellaneous, net	1,800	811	4,114	3,348
Income from continuing operations before income taxes	37,972	120,714	285,098	336,785
Income tax expense (a)	(14,541)	(48,813)	(131,090)	(83,722)
Income from continuing operations, net of income taxes	23,431	71,901	154,008	253,063
Income (loss) from discontinued operations, net of income taxes (b)	(406)	(79)	(10,908)	2,997
Net income	23,025	71,822	143,100	256,060
Net loss (income) attributable to noncontrolling interests	78	(331)	231	(596)
Net income attributable to Cablevision Systems Corporation stockholders	$23,103	$71,491	$143,331	$255,464

Basic income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.09	$0.27	$0.57	$0.96
Income (loss) from discontinued operations, net of income taxes	$—	$—	$(0.04)	$0.01
Net income	$0.09	$0.27	$0.53	$0.97
Basic weighted average common shares (in thousands)	270,024	265,403	269,089	263,832
Diluted income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.08	$0.26	$0.56	$0.94
Income (loss) from discontinued operations, net of income taxes	$—	$—	$(0.04)	$0.01
Net income	$0.08	$0.26	$0.52	$0.95
Diluted weighted average common shares (in thousands)	277,266	271,269	275,632	269,625
Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$23,509	$71,570	$154,239	$252,467
Income (loss) from discontinued operations, net of income taxes	(406)	(79)	(10,908)	2,997
Net income	$23,103	$71,491	$143,331	$255,464
Cash dividends declared per share of common stock	$0.15	$0.15	$0.45	$0.45

(a)	Income tax expense for the nine months ended September 30, 2014 includes a tax benefit of $53,132 resulting from the reversal of an uncertain tax position liability.

(b)
The Company recorded an expense of $10,754, net of income taxes, during the nine months ended September 30, 2015, with respect to the decision in a case relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued.

CABLEVISION SYSTEMS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW AND CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating income	$183,116	$252,446	$651,331	$715,422
Share-based compensation	17,422	10,317	45,272	32,918
Restructuring expense (credits)	(481)	(137)	(1,017)	530
Depreciation and amortization	217,288	209,069	650,117	644,442
Adjusted operating cash flow	$417,345	$471,695	$1,345,703	$1,393,312

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Nine Months Ended September 30,
	2015	2014

Net cash provided by operating activities(b)	$920,056	$1,029,004
Add: excess tax benefits related to share-based awards	5,592	298
Less: capital expenditures(c)	(603,969)	(629,945)
Consolidated free cash flow from continuing operations	$321,679	$399,357

(a)	See Non-GAAP Financial Measures on page 4 of this release for a definition and discussion of AOCF and Free Cash Flow from Continuing Operations.

(b)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(c)	See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2015	2014	Change

Cable	$1,447,470	$1,458,696	(0.8)%
Lightpath	91,234	87,887	3.8%
Other(a)	83,590	88,585	(5.6)%
Eliminations(b)	(9,693)	(8,981)	(7.9)%
Total Cablevision	$1,612,601	$1,626,187	(0.8)%

	Nine Months Ended September 30,		%
	2015	2014	Change

Cable	$4,380,152	$4,330,755	1.1%
Lightpath	273,398	262,671	4.1%
Other(a)	256,681	264,935	(3.1)%
Eliminations(b)	(29,466)	(28,451)	(3.6)%
Total Cablevision	$4,880,765	$4,829,910	1.1%

(a)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.

(b)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2015	2014	Change	2015	2014	Change

Cable	$423,759	$470,602	(10.0)%	$226,901	$284,965	(20.4)%
Lightpath	41,921	39,038	7.4%	17,865	16,902	5.7%
Other(a)	(48,335)	(37,945)	(27.4)%	(61,650)	(49,421)	(24.7)%
Total Cablevision	$417,345	$471,695	(11.5)%	$183,116	$252,446	(27.5)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2015	2014	Change	2015	2014	Change

Cable	$1,333,011	$1,392,509	(4.3)%	$747,609	$815,434	(8.3)%
Lightpath	129,078	116,783	10.5%	57,473	51,385	11.8%
Other(a)	(116,386)	(115,980)	(0.4)%	(153,751)	(151,397)	(1.6)%
Total Cablevision	$1,345,703	$1,393,312	(3.4)%	$651,331	$715,422	(9.0)%

(a)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, Cablevision Media Sales Corporation, and certain other entities.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE OPERATING STATISTICS
(Unaudited)

CABLE	September 30, 2015	June 30, 2015	September 30, 2014

(in thousands)
Total Customers(a)	3,107	3,117	3,129
Video Customers	2,604	2,637	2,715
High-Speed Data Customers	2,784	2,781	2,756
Voice Customers	2,188	2,208	2,240

Serviceable Passings (in thousands)(b)	5,075	5,067	5,064

Penetration
Total Customers to Serviceable Passings	61.2%	61.5%	61.8%
Video Customers to Serviceable Passings	51.3%	52.0%	53.6%
High-Speed Data Customers to Serviceable Passings	54.9%	54.9%	54.4%
Voice Customers to Serviceable Passings	43.1%	43.6%	44.2%

Revenues for the three months ended (dollars in millions)

Video(c)	$785	$813	$800
High-Speed Data	371	370	356
Voice	228	232	233
Advertising	32	36	43
Other(d)	31	30	27
Total Cable Revenue	$1,447	$1,481	$1,459

Average Monthly Cable Revenue per Customer (“RPC”)(e)	$155.04	$158.52	$154.50

(a)	Represents the number of households/businesses that receive at least one of the Company's services.

(b)	Includes residential passings, as well as commercial establishments that have connected to our cable distribution network.

(c)	Includes equipment rental, DVR, franchise fees, video-on-demand and pay-per-view revenue.

(d)	Includes installation revenue, advertising sales commissions, home shopping and other product offerings.

(e)	RPC is calculated by dividing average monthly Cable GAAP revenue for the quarter by the average number of total customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

September 30, 2015

Cash and cash equivalents	$872,636

Credit facility debt	$2,536,684
Senior notes and debentures	5,859,407
Collateralized indebtedness	1,164,577
Capital lease obligations and notes payable	70,560
Debt	$9,631,228

LEVERAGE

Debt	$9,631,228
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	1,164,577
Cash and cash equivalents	872,636
Net debt	$7,594,015

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.6x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.0x
CSC Holdings notes and debentures leverage ratio(e)(f)	3.4x
Cablevision senior notes leverage ratio(e)(g)	5.3x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of an unaffiliated company and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.

(c)	AOCF is annualized based on the third quarter 2015 results, as reported.

(d)
Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.758 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $480 million senior secured credit facility.

(f)
Reflects the debt to cash flow ratio applicable under CSC Holdings' senior notes and debentures indentures (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the CSC Holdings notes and debentures leverage ratio was $1.718 billion.

(g)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include approximately $2.8 billion of Cablevision’s senior notes plus $611 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2015	2014

Customer premise equipment	$74,401	$63,895
Scalable infrastructure	58,535	48,259
Line extensions	7,052	3,604
Upgrade/rebuild	12,162	12,737
Support	39,467	39,951
Cable	191,617	168,446
Lightpath	24,083	28,434
Other(a)	6,964	7,872
Total Cablevision	$222,664	$204,752

	Nine Months Ended September 30,
	2015	2014

Customer premise equipment	$177,209	$188,890
Scalable infrastructure	160,099	167,118
Line extensions	19,777	12,268
Upgrade/rebuild	43,162	32,128
Support	110,938	120,622
Cable	511,185	521,026
Lightpath	70,877	81,401
Other(a)	21,907	27,518
Total Cablevision	$603,969	$629,945

(a)	Other primarily includes Newsday, News 12 Networks, Cablevision Media Sales Corporation and Corporate.